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                                                                     EXHIBIT 4.1


                                AMENDMENT NO. 1
                                       TO
                    THE FIRST AMERICAN FINANCIAL CORPORATION
                              401(K) SAVINGS PLAN

The following amendments are hereby made to The First American Financial Corporation 401(k) Savings Plan (Effective as of January 1, 1995) (hereinafter referred to as the "Plan"). These amendments are effective as of January 1, 1997.

1. Plan section 2.1(r)(4), relating to the definition of "Hour of Service," is amended by adding the following sentence at the end thereof:

          Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code section 414(u).

2. Plan section 3.1(b), relating to the date of Plan participation, is amended in its entirety to read as follows:

          (b) The date that the Eligible Employee completes 90 days of employment with the Company or an Affiliate ("eligibility service"). The following rules shall apply for determining eligibility service under this subsection.

               (1) Eligibility service credit shall be given for the period of time beginning on the date the Employee first performs an Hour of Service and ending on the date of such Employee's Separation from Service.

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               (2)  Eligibility service credit shall be given to an Employee for each period beginning on the date the Employee Separates from Service and ending on the date the Employee first performs an Hour of Service thereafter, but only if the Employee is reemployed and performs such Hour of Service within 12 months of the date of such Separation from Service.

               (3) Eligibility service credit shall be given to an Employee after a Separation from Service for any period beginning on the date the Employee first performs an Hour of Service after more than a 12-month separation and ending on the date the Employee has a Separation from Service thereafter.

               (4) All noncontinuous periods of eligibility service credited to such Employee under paragraphs (1), (2) and (3) above, shall be aggregated.

3. Plan section 5.1, relating to matching contributions, is amended in its entirety to read as follows:

     5.1  Matching Contributions
          ----------------------

     (a)  Basic Matching Contributions. Each Participant for whom Pretax
          ----------------------------
          Deferrals were credited to the Participant's Account during the Plan Year shall be entitled to a Matching Contribution equal to 50 percent of the first $500 contributed as Pretax Deferrals on behalf of the Participant during the Plan Year ("Basic Matching Contributions").

     (b)  Discretionary Matching Contributions. In addition to Basic Matching
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          Contributions, the Company may make discretionary Matching
          Contributions in such amounts, and at such times, if any, as shall be determined in its sole discretion by the Board or its delegate ("Discretionary Matching Contributions"). Discretionary Matching Contributions, if any, shall be allocated as a specified percentage of the amount of Pretax Deferrals made during the Plan Year on behalf of Participants who are employed by the Company or an Affiliate on the last day of the Plan Year, or who have died, retired, or incurred a Disability during the Plan Year. For purposes of this subsection (b), a Participant will be

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          treated as having retired during the Plan Year if the Participant has a Separation from Service upon or after becoming eligible for normal or early retirement benefits under The First American Financial Corporation Pension Plan.


4. Plan section 5.3, relating to transfer and crediting of Matching Contributions, is amended in its entirety to read as follows:

     5.3  Transfer and Crediting of Matching Contributions. Matching
          ------------------------------------------------
          Contributions shall be transferred to the Trust Fund in accordance with procedures established by the Committee, but in no event later than the due date (including extensions) for filing the Company's federal income tax return for the taxable year in which ends the Plan Year to which the Matching Contribution relates. Basic Matching Contributions shall be credited to the Participant's Matching Account as of the date for which the Pretax Deferrals are credited. Discretionary Matching Contributions shall be credited as of the last day of the Plan Year for which they are made. However, no Matching Contributions shall be eligible to share in investment results until received by the Trust Fund.


5. Except as amended above, the Plan as in effect prior to this amendment shall continue unchanged.

     IN WITNESS WHEREOF, The First American Financial Corporation has caused its duly authorized officers to execute this Plan amendment on this 27th day of
November   , 1996.

                                      THE FIRST AMERICAN FINANCIAL CORPORATION

                                      By  /s/ Parker S. Kennedy
                                          ------------------------------------
                                      Its  President
                                          ------------------------------------

                                      By  /s/ Mark R. Arnesen
                                          ------------------------------------
                                      Its  Secretary
                                          ------------------------------------

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